EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT


We consent to the use of our reports dated February 27, 2004, (which audit report expresses an unqualified opinion, and for U.S. readers includes a Canada-U.S. reporting difference which would require an explanatory paragraph, following the opinion paragraph, relating to the Trust's change of accounting principles as described in Note 3 to the consolidated financial statements of Viking Energy Royalty Trust) appearing in this Annual Report on Form 40-F of Viking Energy Royalty Trust for the year ended December 31, 2003.



/s/ Deloitte & Touche LLP


Chartered Accountants

Calgary, Alberta, Canada
May 7, 2004